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                                                       Exhibit 11

                      AMERICOLD CORPORATION
                   STATEMENT RE COMPUTATION OF
                       PER SHARE EARNINGS
              (In thousands, except per share data)

                              Three months        Three months
                               ended the           ended the
                              last day of         last day of
                               May 1994            May 1995
                              -------------       -------------
                               (Unaudited)         (Unaudited)


Net loss                       $    (2,716)           $ (3,502)

Less:  total
 accrued preferred
 dividend

(49.672 shares x
 11.50% x 3/12 yr)                    (143)                  -

(52.936 shares x
 13.50% x 3/12 yr)                       -                (179)
                                 ---------           ---------
Net loss for per
 share calculation             $    (2,859)           $ (3,681)
                                 ---------           ---------
Weighted average
 number of shares
 outstanding                         4,864               4,861
                                 ---------           ---------
Net loss
 per share                    $     (0.59)           $   (0.76)
                                 ---------           ---------